Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made and entered into as of November 18, 2021 (the “Effective Date”) by and between Communications Systems, Inc., a Minnesota corporation (“Seller”), and Buhl Investors LLC, a Minnesota limited liability company, or its affiliated assignee (“Buyer”).

In consideration of the Earnest Money (as hereinafter defined), the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.            Property. Subject to fulfillment of the terms and conditions of this Agreement, Seller shall sell to Buyer and Buyer shall purchase from Seller, the following:

(a)       All of that land located at the street address of 10900 Red Circle Drive, in the City of Minnetonka, County of Hennepin, and State of Minnesota, Tax Parcel ID No. 36-117-22-32-0071, and being more particularly described on Exhibit A attached hereto (“Land”), together with all buildings, structures, and other improvements and all fixtures presently affixed, attached to, placed or situated thereon (collectively, “Improvements” and together with the Land, the “Real Estate”);

(b)       All right, title and interest, if any, of Seller, in and to any land lying in the bed of any street, road or access way, opened or proposed, in front of, at a side of or adjoining the Land, which has accrued or would accrue to the Land upon vacation of any such adjoining street, road or access way (collectively, “Property Rights”);

(c)       All right, title and interest of Seller, reversionary or otherwise, in and to all easements in, upon or appurtenant to the Land and all other rights and appurtenances belonging or in any way pertaining thereto (collectively, “Appurtenances”);

(d)       All items of tangible personal property owned by Seller and presently affixed, attached to, placed or situated upon the Real Estate or Improvements and used in connection with the ownership, operation and management of the Real Estate or Improvements, (collectively, “Personal Property”);

(e)       To the extent they are assignable and approved by Buyer, all Seller’s rights, warranties and benefits under any and all contracts or agreements, if any, such as equipment leases, maintenance, service management or utility contracts, and other contracts relating to the operation of the Real Property (the “Property Agreements”);

(f)       To the extent they are assignable, all right, title and interest of Seller in and to any drawings, plans, building permits, surveys and certificates of occupancy relating to the construction of the improvements on the Real Property, if any, and all licenses and permits relating to the ownership and operation of the Real Property, if any (collectively, the “Plans, Licenses and Permits”); and

(g)       To the extent they are assignable, all right, title and interest of Seller in all warranties and guaranties regarding the acquisition, construction, design, use, operation, management or maintenance of the Real Property and the Personal Property, if any (collectively, the “Warranties”).

The items described in (a) through (g) of this Section 1 are hereinafter collectively called the “Property”.

2.	Purchase Price; Payment.

2.1         Purchase Price. The purchase price to be paid by Buyer for the Property shall be the sum of Six Million Eight Hundred Twenty One Thousand Five Hundred and No/100 Dollars ($6,821,500.00) (the “Purchase Price”).

2.2         Payment. The Purchase Price shall be paid as follows:

2.2.1

Earnest Money. Within three (3) business days of the Effective Date, Buyer shall deposit earnest money in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Earnest Money”) shall be placed and held by Commercial Partners Title, a Division of Chicago Title Insurance Company, 200 6th St. South, Suite 1300, Minneapolis, MN 55402, Attn: Robin Armstrong (the “Title Company”) in its commercial interest bearing account and disbursed in accordance with the terms of this Agreement and shall be credited in favor of Buyer against the Purchase Price payable at Closing. Any and all interest accruing on the Earnest Money pursuant to this Agreement shall be paid to Buyer and shall accrue solely for Buyer’s benefit, provided, however, at Closing, Buyer may instruct Title Company to release any and all interest accruing on the Earnest Money to Seller and Buyer shall be entitled to an additional credit against the balance of the Purchase Price due at Closing in amount equal to the accrued interest released to Seller. Wherever this Agreement provides for return or refund of the Earnest Money to Buyer, Title Company shall promptly return or refund the Earnest Money (with all interest) to Buyer upon receipt of written notice from Buyer and Title Company may not condition or withhold disbursement upon receipt of (i) consent or writing of Seller to such disbursement, or (ii) receipt of payment in full of any monies that Seller may owe Title Company.

2.2.2	Cash. The balance of the Purchase Price ($6,721,500.00) shall be paid (subject to prorations, reductions and credits as provided below) by wire transfer or cashier’s check at the Closing.

3.	Title To Be Delivered; Commitment; Survey; Title Objections.

3.1         Title To Be Delivered. At Closing, Seller agrees to convey fee simple title to the Property to Buyer or its affiliated assignee by way of Limited Warranty Deed (the “Deed”), free and clear of all liens, encumbrances, easements, covenants, conditions and restrictions other than the Permitted Encumbrances identified on Exhibit A.

3.2	Commitment; Survey.

3.2.1

Commitment. Seller, at its sole cost and expense, shall order and deliver to Buyer within ten (10) days of the Effective Date, a title commitment (“Commitment”) covering the Property issued by Title Company wherein Title Company agrees to issue to Buyer upon the recording of the Deed and the conveyance documents described herein an ALTA (Form 2006) Owner’s Title Insurance Policy, with standard coverage, in the full amount of the Purchase Price. The Commitment shall include searches for real estate taxes and pending and levied special assessments.

3.2.2	Survey. Buyer may, at its sole cost and expense, obtain an ALTA/NSPS Land Title Survey (“Survey”) of the Property.

3.3        Title Objections. For purposes hereof, the term “Title Evidence” shall mean the Commitment, copies of recorded documents referred to in the Commitment, and the Survey (if a Survey is obtained by Buyer), or any update or supplement to any of the foregoing. Buyer shall have until the date that is thirty (30) calendar days after receipt of the Commitment from Seller (“Title Objection Deadline”) to make written objections to the status of the title to the Property (collectively, “Title Objections”). Any exceptions disclosed in the Title Evidence not timely objected to by Buyer by written notice delivered to Seller on or before the Title Objection Deadline, including the items set forth on Exhibit A shall be deemed a “Permitted Encumbrances” hereunder. Seller will use best efforts to cure the Title Objections on or before the date that is twenty (20) calendar days after receipt of Buyer’s Title Objections (“Cure Period”).

If Seller shall fail to have all such Title Objections cured by the expiration of the Cure Period or fails to notify Buyer that Seller has cured all such Objections prior to expiration of the Cure Period, then Buyer may, in its sole discretion, elect any of the following remedies:

(a)

Terminate this Agreement without any liability on its part by written notice to Seller in which event this Agreement shall be deemed to be cancelled and terminated, without further notice or action required of either party, the Earnest Money shall be returned to Buyer, and Buyer and Seller shall thereafter be released from any liability or obligation hereunder; provided, however, that Buyer’s indemnification obligations under Section 4.3 of this Agreement shall survive such termination, or

(b)

Waive such remaining Title Objections in writing and proceed to Closing, subject to fulfillment of the other terms and conditions hereof, in which event the Title Objections that have not been cured shall be deemed Permitted Encumbrances at Closing, or

(c)

If the remaining Title Objections can be cured or corrected by the expenditure of sums of money, Buyer may cure the remaining Title Objections on or before Closing and credit its costs of curing such Title Objections against the Purchase Price at Closing.

Whether or not Buyer has delivered to Seller any notice of Title Objections pursuant to the foregoing terms, Buyer may, at or prior to the Closing, notify Seller in writing of any Title Objections first raised by Title Company or the surveyor that prepared the Survey between the original effective date of the Commitment or Survey, as the case may be, and the Closing. Any such Title Objections made by Buyer shall be resolved in the same manner and within the same time frames as set forth above, and the Closing Date shall be extended as necessary to accomplish the same.

Notwithstanding anything contained herein to the contrary, Seller shall be obligated to cure and satisfy (i) mortgage financing or similar liens given for security or collateral purposes, (ii) state, federal or local tax liens or liens for the nonpayment of special assessments, and (iii) any other judgment liens or non-consensual liens (collectively, “Liens”), it being the understanding and agreement that if Seller has not removed such Liens by the time of Closing, then any such Liens will be cured and satisfied out of Seller’s proceeds at Closing, if not sooner paid; provided, however, that Seller shall have no obligation to cure any Liens created by the act of Buyer or its agents or contractors, including without limitation, any Liens filed with respect to labor and services performed or materials supplied at the instance and request of Buyer. In the event, during the term of this Agreement, Seller defaults on the payment or repayment of any Lien, or if any Lien holder commences foreclosure proceedings, such an occurrence shall constitute a Seller default hereunder, entitling Buyer to cancel this Agreement in conformity with Section 14.1, below. Alternatively, and in Buyer’s sole and exclusive discretion, Buyer may cure Seller’s defaults under any Lien, and fully or partially pay and satisfy any Lien, in which case all payments thereby expended by Buyer shall be credited against the Purchase Price payable by Buyer at Closing.

4.            Due Diligence Documents; Inspections; Covenant of Cooperation.

4.1        Due Diligence Documents. Within five (5) calendar days after executing this Agreement, Seller shall provide Buyer with copies of the due diligence documents set forth on Exhibit B attached hereto (“Due Diligence Documents”) to the extent such Due Diligence Documents are in Seller’s possession or control. Subject to the preceding sentence, in the event the Due Diligence Documents are not timely delivered to Buyer by Seller as required in this Section, Buyer shall receive a day for day extension to the Contingency Termination Date, as defined below, for each day the Due Diligence Documents are delivered beyond the deadline set forth herein.

4.2         Seller shall reasonably cooperate with Buyer relating to any inquiries regarding the Due Diligence Documents.

4.3        Inspections. At any time after the Effective Date, Buyer and its employees, agents, consultants and contractors (“Authorized Parties”), shall have the right to enter upon the Property at reasonable times upon at least 48 hours advance notice (which may be given by email to the email addresses of Seller provided in Section 19 herein) for the purpose of investigating and inspecting the Property, performing inquiries and testing upon the Property, and determining the suitability of the Property, including without limitation, inspecting, surveying, engineering, test boring, wetland delineating, performance of environmental tests, and other feasibility studies and analyses, and exhibiting the Property to prospective lenders and tenants (collectively the “Inspections”). Buyer shall indemnify and hold harmless Seller from and against any liabilities, claims, liens or damages to persons or property arising from Buyer’s entry onto the Property hereunder, unless such liabilities or damages arise from the negligence or willful misconduct of Seller, or Seller’s agents, employees, or assigns; provided, however, that Buyer’s indemnification and hold harmless obligations shall not apply to any liabilities or damages arising out of or in any way related to any existing conditions or hazardous substances, hazardous materials, pollutants, contaminants, toxic substances or contaminated soil or groundwater discovered during the Inspections and not introduced onto the Property by Buyer or its Authorized Parties. Prior to entry upon the Property, Buyer will deliver (or cause to be delivered) a certificate or other evidence of insurance to Seller, listing Seller as additional insured, in order to confirm the existence of commercial general liability insurance in place to cover the negligent acts of Buyer under this Section 4.3. Buyer will deliver a copy of all third party reports ordered and obtained by Buyer with respect to the Property.

4.4        Covenants of Cooperation. Seller agrees to cooperate with Buyer and its Authorized Parties (at no out of pocket expense to Seller) with respect to Buyer’s intended use of the Property and any efforts to obtain any governmental or quasi-governmental approvals, permits, authorizations or agreements required for Buyer’s intended use of the Property.

5.            Control of Property; Condemnation.

5.1         Control and Operation of Property. Until the Closing, except for Buyer’s indemnification obligations set forth in Section 4.3. above, Seller shall have full responsibility and the entire liability for any and all damages or injury of any kind whatsoever to the Property and all persons, whether employees or otherwise, and all property from and connected to the Property, except to the extent caused by Buyer’s negligent acts or willful misconduct. Seller will, between the date hereof and the Closing Date, operate the Property only in the usual, regular and ordinary manner consistent with Seller’s prior practice and in compliance with the terms of all applicable federal, state and local laws, rules, regulations, directives, and ordinances. From and after the Effective Date, Seller will not enter into or permit any new leases, licenses, agreements, easements, covenants, conditions, restrictions, liens, mortgages, or other encumbrances whatsoever upon the Property, or any amendments, modifications, assignments, transfers, or subleases of any such existing agreements or encumbrances without Buyer’s prior written consent, which consent may be granted or withheld in Buyer’s sole discretion. Notwithstanding the foregoing, Seller may enter into any service contracts or other agreements affecting the Property that will expire by their terms prior to Closing or otherwise be terminated by Seller at its expense prior to Closing, without obtaining Buyer’s prior written consent.

5.2         Condemnation. If, prior to the Closing, the Property shall be the subject of an action in eminent domain or a proposed taking by a governmental authority, whether temporary or permanent, Buyer, in its sole discretion, shall have the right to terminate this Agreement upon written notice to Seller, and upon termination, the Earnest Money shall be delivered to and retained by Buyer, and thereafter, neither party shall have any further liability or obligation under this Agreement, except that Buyer’s indemnification obligations under Section 4.3 above shall survive such termination. If Buyer does not exercise its right of termination, then (i) any and all proceeds arising out of any such eminent domain or taking shall be held in trust by Seller for the benefit of Buyer and paid to Buyer at Closing; (ii) Buyer shall have the exclusive right to negotiate the condemnation award; (iii) the “Property” shall thereafter be defined to mean the Property less the portion taken by eminent domain or condemnation, and (iv) the Purchase Price shall not be adjusted. Seller hereby agrees to provide written notice to Buyer of any such eminent domain action or the potential for eminent domain action, whether temporary or permanent, involving the Property immediately upon receipt of notice of the same between the Effective Date and Closing.

5.3         Casualty. Until Closing, Seller alone shall bear the risk of loss should there be damage to any of the Improvements by fire or other casualty. If, prior to the Closing, the Property or the Improvements are materially damaged or destroyed, Buyer, at its sole discretion, shall have the right to terminate this Agreement upon notice to Seller without liability on its part by so notifying Seller and the Earnest Money (with interest) shall be refunded to Buyer. If the Property or Improvements are not materially damaged or destroyed or Buyer does not exercise its right of termination, Seller shall proceed forthwith to repair the damage to the Property and Improvements to their condition as of the Effective Date prior to the Closing Date and any and all proceeds arising out of such damage or destruction, if the same be insured, shall be held in trust by Seller for the benefit of such repair. In no event shall the Purchase Price be increased by the amount of any such proceeds. For purposes of this Section, “materially damaged or destroyed” shall mean damage to the extent that repairs are reasonably expected to exceed $250,000.00.

6.            Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

6.1         No Litigation or Condemnation. There is no actual, or to Seller’s knowledge, threatened, action, litigation, or proceeding by any organization, person, individual or governmental agency (including governmental actions under condemnation authority or similar proceedings) affecting the Property. No action in condemnation or eminent domain proceedings are now pending or, to the best of Seller’s knowledge, contemplated against the Property.

6.2         FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and regulations issued pursuant thereto).

6.3         Marketable Title. Seller has good and marketable fee simple title interest in the Property subject only to the Permitted Encumbrances.

6.4         Liens and Encumbrances; No Unpaid Services. The Property will, as of the Closing Date, be free and clear of all liens, security interests, all encumbrances, leases, unrecorded agreements, or other restrictions or objections to title except as permitted by this Agreement. All services, labor or material which have been furnished to the Property by or for Seller have been fully paid for or will be fully paid for prior to the Closing Date so that no lien for services or materials rendered can subsequently be asserted against the Property.

6.5         Business Authorization. Seller is duly organized, existing, and qualified to do business under the laws of the State of Minnesota; Seller has duly and validly authorized and executed this Agreement, and has full power to enter into and perform this Agreement pursuant to its terms; the person signing this Agreement is authorized by Seller to do so; the execution and delivery of this Agreement, and the consummation of the transaction contemplated hereby, will not constitute a default under Seller’s governing documents, or under any agreements, mortgages, or other instruments to which Seller is a party, and is not in contravention of law, order, ordinance, or regulation by which Seller is bound or subject.

6.6         Disclosures. There are no wells, private septic systems, above ground storage tanks, or underground storage tanks on, under or about the Property.

6.7         Environmental Matters. Except for materials, equipment and incidental supplies that are customary with Seller and Seller’s affiliates business activities, which Seller represents and warrants have been used in compliance with applicable Environmental Laws (defined below), Seller has not used the Property for, or engaged in the business of, the generation, transportation, storing, treating or disposing of any “hazardous materials”, “hazardous substances”, “pollutant”, or “contaminant” included within the definition of such terms under any federal, state or local statute, law, or ordinance (collectively “Hazardous Materials”), including by way of illustration and not by way of limitation, (A) the Clean Air Act, the federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, or the Minnesota Environmental Response and Liability Act (including any amendments or extensions thereof and any rules, regulations, standards or guidelines issued pursuant to any of said environmental laws) (collectively, “Environmental Laws”). To Seller’s knowledge, there are no existing or pending remedial actions or other work, repairs, construction or capital expenditures with respect to the Property in connection with the Environmental Laws, nor has Seller received any notice of any of the same. Seller has no knowledge that any other person has used the Property for the disposal of any Hazardous Materials, nor has Seller knowingly permitted any person to so use the Property for the disposal of any Hazardous Materials. Seller has no knowledge of any pending or contemplated search or investigation of the Property or any portion thereof with respect to any environmental matter.

6.8         Leases and Contracts. There are no tenants or licensees in possession of any portion of the Property except for Seller’s affiliated entities; provided, however, Seller agrees that the occupancy of such tenants or licensees shall be terminated not later than time of Closing unless otherwise instructed by Buyer. Further, there are no leases, licenses, purchase agreements, purchase options, rights of first offer, rights of first refusal, service contracts, management agreements or other unrecorded agreements in existence which affect the Property, except for the Permitted Encumbrances described on Exhibit A attached hereto.

6.9         Taxes; Special Assessments. To Seller’s knowledge, no ordinance or hearing is now before any local governmental body which either contemplates or authorizes any public improvements or special tax levies, the cost of which may be assessed against the Property. Seller has not appealed any taxes or assessments payable against the Property and has made no commitments or agreements with any taxing authorities pertaining to the payment of taxes and assessments against the Property or the assessed value of the Property.

6.10        Methamphetamine.. Seller is not aware of any methamphetamine production that has occurred on the Property.

6.11        Licenses and Permits. To the best of Seller’s knowledge, there are no permits, licenses or consents required by any governmental authority in connection with the use and occupancy of the Real Property except those previously obtained by Seller and delivered to Buyer. If requested by Buyer and required by law, Seller shall cooperate with Buyer in applying for the transfer and reissuance in the name of Buyer of all certificates of appropriate officials evidencing compliance with all applicable legal requirements.

The representations and warranties set forth in this Section 6 shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made at that time, and all such representations or warranties shall survive Closing and not merge with the Deed (defined herein) delivered at Closing and shall not be effected by any investigation, verification or approval by any party hereto or by anyone on behalf of any party hereto, nor any documents obtained by or delivered to Buyer hereunder. In addition to any other remedy Buyer may have under this Agreement, at law, or in equity, Seller agrees to indemnify and hold Buyer harmless from and against, and to reimburse Buyer with respect to any and all claims, investigations, demands, causes of action, loss, damage, liabilities, and costs asserted against or incurred by Buyer, including reasonable attorneys’ fees, by reason of or arising out of the breach of any representation or warranty as set forth in this Section 6. If, at any time prior to the Closing Date, Seller acquires knowledge of events or circumstances which render the representations set forth in this Section inaccurate in any respect, Seller shall immediately notify Buyer, in writing.

7.            Buyer’s Conditions to Closing. The Closing of the transaction contemplated by this Agreement and all the obligations of Buyer under this Agreement are subject to fulfillment, on or before the date that is fifteen calendar days after the Contingency Termination Date (defined below), of the following conditions precedent:

(a)

Buyer shall have determined in its sole discretion that the physical status or condition of the Property and Improvements, including without limitation, environmental, geotechnical (soil), wetland, floodplain, drainage and availability of adequate access and utilities, shall be satisfactory to Buyer.

(b)	Buyer shall have approved of all zoning related matters affecting the Property deemed necessary by Buyer to permit Buyer’s intended use of the Property.

(c)

Seller (or its affiliate) and Buyer have agreed to the terms of a leaseback arrangement for net rent in the amount of $16.50 psf, escalating at 3% per annum, an initial term of 60 months, and $35.00 psf in tenant improvement allowances (the “Post-Closing Lease”). The Parties hereby acknowledge the delivery of the Post-Closing Lease is an integral condition to Closing and the failure to do so on or before Closing shall result in Buyer’s ability to terminate this Agreement and the right to the return of the Earnest Money in full.

The foregoing conditions precedent described in this Section 7 are for the sole benefit of the Buyer.

If Buyer determines, in its sole discretion, that the Property is not suitable or acceptable to Buyer or that the foregoing conditions have not been fulfilled or satisfied to the satisfaction of Buyer, then Buyer shall have the right to terminate this Agreement by delivering written notice of its election to terminate to Seller at any time prior to 5:00 p.m. Central Time within ninety (90) calendar days of the Effective Date (the “Contingency Termination Date”) or by the time period specified above, as applicable. If Buyer delivers written notice of termination to Seller as set forth in the preceding sentence, then this Agreement shall be deemed to be cancelled and terminated, without further notice or action required of either party, the Earnest Money shall be returned to Buyer, and Buyer and Seller shall thereafter be released from any liability or obligation hereunder; provided, however, that Buyer’s indemnification obligations under Section 4.3 of this Agreement shall survive such termination. Except as otherwise provided in this Agreement, if Buyer does not deliver written notice to terminate to Seller as set forth herein, then Buyer shall have no further right to terminate this Agreement pursuant to this Section 7.

8.            Closing Date. The term “Closing” shall mean and refer to the act of settlement of the purchase and sale of the Property, and the delivery of the Deed, closing documents and monies subject to the terms and conditions set forth in this Agreement. Closing shall be held at the offices of Title Company, or at such other place as Seller and Buyer may mutually determine. Subject to the fulfillment or waiver of the conditions hereof, and provided that all of the covenants, representations and warranties of Seller are true and correct on the Closing Date as though made on such date and the status and marketability of title shall have been established to Buyer’s satisfaction in accordance with Section 3 of this Agreement, the Closing of the purchase and sale shall take place on or before fifteen calendar days of the Contingency Termination Date (the “Closing Date”). In addition to other conditions to Closing set forth in this Agreement, Buyer’s obligation to consummate the Closing is conditioned upon (i) all representations and warranties of Seller contained herein being true and correct, in all material respects, as of the date made and as of the Closing, and (ii) on the Closing Date, Title Company is irrevocably committed to issue to Buyer at Closing a 2006 ALTA Extended Coverage Owner’s Policy of Title Insurance with respect to the Property in the amount of the Purchase Price showing fee simple title to the Property vested in Buyer subject to only the Permitted Encumbrances consistent with a pro forma Owner’s Policy of Title Insurance issued by Title Company and approved by Buyer pursuant to the terms of this Agreement. If any of the conditions to Closing set forth in the immediately preceding sentence have not been satisfied and have not been waived in writing by Buyer by the Closing Date, then Buyer may terminate this Agreement upon written notice to Seller, in which event the Earnest Money, and all interest earned thereon, shall be refunded or paid to Buyer and neither party shall have any further obligations hereunder except for those obligations which expressly survive the termination of this Agreement.

9.            Seller’s Obligations At Closing. At or prior to the Closing Date, Seller shall:

9.1         Delivery of Deed. Deliver to Buyer the duly recordable Deed to the Real Estate (including all Property Rights and Appurtenances) conveying to Buyer title to the Property together with all easements, tenements, hereditaments, and appurtenances belonging thereto.

9.2         FIRPTA Affidavit. Deliver to Title Company a standard affidavit of Seller confirming that Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and regulations issued pursuant thereto).

9.3         Seller’s Affidavit. Deliver to Title Company a standard affidavit of Seller confirming that there are no bankruptcies or dissolutions affecting the Seller, and no outstanding or unsatisfied, judgments, tax liens, mechanic’s liens against or involving Seller or the Premises nor any actions pending in any courts, which affect the Premises, that there has been no labor or materials furnished to the Premises for which payment has not been made, and that there are no unrecorded contracts, leases, easements or other agreements or interest relating to the Premises and no parties in possession, or encroachments or boundary line disputes of which Seller has knowledge.

9.4         Bring Down Certificate. Deliver to Title Company a certificate at Closing confirming that the representations and warranties of Seller set forth in this Agreement are true and correct as of the Closing Date as though made as of such date.

9.5         Bill of Sale. If applicable (as reasonably determined by Seller and Buyer) deliver to Title Company a Bill of Sale (in a form satisfactory to Buyer and Seller) conveying to Buyer title to the Personal Property, free of all liens and encumbrances.

9.6         Assignment and Assumption of Miscellaneous Rights. Deliver to Buyer Seller’s duly executed assignment and assumption of miscellaneous rights assigning and transferring to Buyer all of Seller’s right, title and interest in and to the Property Agreements not canceled pursuant to the terms hereof, the Plans, Licenses and Permits, and all trade name rights and all Warranties with respect to the Property, to the extent the same are assignable. Buyer shall execute the Assignment and Assumption of Miscellaneous Rights to evidence its agreement to assume Seller’s obligations under such Property Agreements as Buyer has approved accruing from and after the Closing Date.

9.7         Wells Certificate. Deliver to Buyer a Certificate, duly executed by Seller, stating that Seller knows of no wells on the Real Property or if Seller knows of any wells, a Well Certificate in form acceptable to the Buyer designating the location of any such well and the width, depth and other specifications relating thereto.

9.8         Post-Closing Lease. The Post-Closing Lease.

9.9         Keys and Combinations. Seller shall deliver to Buyer all keys or combinations to all locks on the Real Property, including all security system information, if any.

9.10       Additional Documents. Deliver to Buyer or Title Company such other documents as may be reasonably required to consummate the Closing (including, without limitation, a closing statement and authorizing resolutions of Seller), all in a form reasonably satisfactory to Title Company.

9.11       Possession. Deliver exclusive possession of the Property to Buyer on the Closing Date, free of the possessory interest of Seller or any tenants, licensees or occupants thereof, except as otherwise provided for herein. Further, all utility services furnished to the Property shall be paid by Seller through the Closing Date.

10.          Buyer’s Obligations At Closing. At Closing, subject to the terms, conditions, and provisions hereof and the performance by Seller of its obligations as set forth herein, the Earnest Money shall be credited against the Purchase Price and shall be released from escrow to Seller as set forth on the closing statement, and Buyer shall deliver the balance of the Purchase Price to Seller as provided in Section 2 above. Buyer shall execute and deliver the Post-Closing Lease and also deliver to Seller or Title Company such other documents as may be reasonably required to consummate the Closing (including, without limitation, authorizing resolutions of Buyer, a counter signed Assignment and Assumptions of Miscellaneous rights described above in Section 9.6), all in a form reasonably satisfactory to Title Company.

11.          Closing Costs. The following costs and expenses shall be paid as follows in connection with the Closing:

11.1       Seller’s Costs. Seller shall pay (i) all fees to record all of the documents necessary to permit Seller to convey title to the Real Estate to Buyer (other than the recording fee to record the Deed); (ii) the cost of the Commitment; (iii) the cost of any title endorsements necessary to convey title to the Real Estate to Buyer, (iv) one-half (1/2) of the closing fee and/or escrow fee charged by Title Company in connection with the escrow of Earnest Money or the Closing; (v) Minnesota state deed tax and any other state, county or municipal deed tax, excise tax or transfer fee imposed on the conveyance, (vi) Seller’s pro-rata share of real estate taxes due and payable in the year of Closing as provided in Section 12 below and the entire portion of any special assessment certified for payment with the real estate taxes in the year of Closing, (vii) all unpaid special assessments levied or pending as of the Closing Date, (ix) the brokerage fee of the Broker in accordance with Section 13 herein, and (x) attorneys’ fees and costs of Seller’s attorneys. To the extent Seller has not previously paid any expense set forth in this Section 11.1, or any other expense attributed to Seller pursuant to this Agreement, the same shall be deducted from the Purchase Price payable to Seller at Closing.

11.2       Buyer’s Costs. Buyer shall pay (i) the recording fee necessary to record the Deed; (ii) the cost of the Survey, (iii) the premium for any title insurance policy or extended coverage endorsement requested by Buyer, (iv) one-half (1/2) of the closing fee and/or escrow fee charged by Title Company in connection with the escrow of Earnest Money or the Closing, (v) Buyer’s pro-rata share of real estate taxes due and payable in the year of Closing as provided in Section 12 below, and (vi) attorneys’ fees and costs of Buyer’s attorneys.

12.          Prorations.

12.1       Proration of Real Estate Taxes. Seller shall pay all real estate taxes for the Property and installments of all special assessments certified for payment with the real estate taxes due and payable in all years prior to the year of Closing. Seller shall also pay the unpaid balance of any special assessments levied or pending as of the Closing Date. Real estate taxes for the Property due and payable in the year of Closing shall be prorated between Seller and Buyer to the Closing Date; provided, however, Seller shall pay the entire portion of any special assessment certified for payment with the real estate taxes for the year of Closing. Buyer shall assume responsibility for the payment of all real estate taxes for the Property due and payable in years subsequent to the year of Closing. If the amount of any real estate taxes, charges or assessments that are due and payable have not been finally assessed or determined as of the Closing Date, then the same shall be adjusted as of Closing based upon the most recently issued bills therefor, and shall be readjusted when final bills are issued.

12.2      Utilities. Seller shall be responsible for payment of all utility charges through the Closing Date and shall be Seller’s responsibility to have utility meters read as of the Closing.

The obligations of the parties under this Section 12 shall survive Closing and delivery of the Deed and not be merged therein.

13.          Brokerage. Seller and Buyer represent and warrant to each other that they have not engaged the services of any broker in connection with the sale and purchase contemplated by this Agreement, except that Seller has engaged the services of CBRE (“Broker”), which services Seller agrees to pay pursuant to separate agreement between Seller and Broker. Broker shall have no right to any portion of the Earnest Money if this Agreement is terminated, canceled or rescinded. Seller hereby agrees to indemnify, defend and hold Buyer harmless for any claim (including reasonable expenses incurred in defending such claim) made by Broker in connection with this transaction. Each party hereby agrees to indemnify, defend and hold harmless the other party for any claim (including reasonable expenses incurred in defending such claim) made by a broker, sales agent or similar party (other than Broker) claiming to be entitled to a commission in connection with this transaction by reason of the acts of the indemnifying party.

14.          Remedies.

14.1      Seller Default. If Seller defaults in the performance of this Agreement, Buyer, may either (i) cancel this Agreement by written notice to Seller, in which event this Agreement shall be deemed cancelled and of no further force and effect and the Earnest Money shall be immediately returned to Buyer and Seller shall reimburse Buyer upon demand for Buyer’s out of pocket costs related to this Agreement or the matters described herein, or (ii) if Buyer does not cancel this Agreement, Seller acknowledges the Property is unique and that money damages to Buyer in the event of default by Seller are inadequate and Buyer shall have the right to apply for and to receive from a court of competent jurisdiction equitable relief by way of restraining order, injunction or otherwise, prohibitory or mandatory, to prevent a breach of the terms of this Agreement, or by way of specific performance to enforce performance of the terms of this Agreement, including reasonable attorneys’ fees, incurred in the securing of such relief. The foregoing remedies are cumulative and not exclusive in nature, and shall not be construed to be in lieu of or to preclude Buyer’s right to seek any other remedy available under this Agreement, at law or in equity.

14.2      Buyer Default. If Buyer defaults in the performance of this Agreement, Seller’s sole and exclusive remedy shall be to notify Buyer of said default in accordance with Minnesota Statutes Section 559.21, in which event Buyer shall have the opportunity to cure such default within thirty (30) days after receipt of Seller’s notice. If Buyer fails to timely cure such default within said thirty (30) day period after receipt of Seller’s notice, then this Agreement shall be deemed cancelled and of no further force and effect, Title Company shall deliver any Earnest Money held by Title Company as of such date to Seller, and all such Earnest Money shall constitute liquidated damages it being the understanding and agreement of the parties that it would be impractical or extremely difficult to determine the actual damages to Seller in the event of Buyer’s default, and that said amount of Earnest Money is a reasonable estimate of the damages which Seller would incur as a result of Buyer’s default hereunder.

15.          Escrow. Title Company is authorized and agrees by acceptance thereof to promptly deposit the Earnest Money as provided herein and to hold same in escrow and to disburse the same in accordance with the terms and conditions of this Agreement. If Buyer and Seller execute any separate escrow instructions or an escrow agreement with Title Company, then in the event of a conflict between the terms of such escrow instructions or escrow agreement and the terms of this Agreement, the terms of this Agreement shall control.

16.          Calculation of Time Periods. Unless otherwise specifically provided herein, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a business day (defined below), in which event the period shall run until the end of the next business day. The final day of such period shall be deemed to end at 5:00 p.m., Central Time. The term “business day” or “business days” means every day other than Saturdays, Sundays, legal holidays observed by the governmental of the State of Minnesota, or days on which commercial banks in the State of Minnesota are required by law to be closed.

17.          Attorneys’ Fees. If any dispute arises between the parties regarding this Agreement or the subject matter thereof, the prevailing party in any court action, administrative proceeding or alternative dispute resolution commenced or maintained to resolve such dispute, shall be entitled to an award of reasonable attorneys’ fees, disbursements and court costs in addition to any other remedy to which the parties are entitled.

18.          1031 Exchange. Buyer and Seller acknowledge that the other may elect to consummate the purchase or sale of the Property as “like-kind exchange” within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended. All costs associated with same shall be paid by the party effecting such exchange and such party shall indemnify and hold the other party harmless from any loss or liability as a result of the other party’s participation in same. The Buyer and Seller agree to cooperate with regard to the 1031 Exchange.

19.          Notices. All notices and demands given or required to be given by any party hereto to any other party shall be deemed to have been properly given if and when hand delivered or deposited with the U.S. Postal Service and sent by certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as any party has notified the other party pursuant to the provisions of this Section):

TO SELLER:

Communications Systems, Inc.

ATTN: Mark Fandrich, CFO

10900 Red Circle Drive

Minnetonka, MN 55343

Email: mark.fandrich@commsysinc.com

with copy to:

Ballard Spahr LLP

ATTN: James R. Walston

2000 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Email:walstonj@ballardspahr.com

TO BUYER:

Buhl Investors LLC

ATTN: Peter Deanovic, CEO

5100 Eden Avenue, Suite 317

Edina, MN 55436

Email: pete@buhlinvestors.com

with copy to:

Winthrop & Weinstine, P.A.

225 South Sixth Street, Suite 3500

Minneapolis, Minnesota 55402

Fax No. (612) 604 6958

Attn: Katherine A. Johnson

Email: kjohnson@winthrop.com

Notices hereunder to be sent by Seller to Buyer may be sent by Seller’s legal counsel (listed above) on behalf of Seller and such notices may be sent to Buyer’s legal counsel (listed above) on behalf of Buyer and shall be deemed valid notices by Seller to Buyer. Notices hereunder to be sent by Buyer to Seller may be sent by Buyer’s legal counsel on behalf of Buyer and such notices may be sent to Seller’s legal counsel on behalf of Seller and shall be deemed valid notices by Buyer to Seller. Any party, by notice given as aforesaid, may change the address to which subsequent notices are to be sent to such party.

20.          Miscellaneous. The waiver by either party hereto of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. No waiver shall be binding upon either party unless made by written notice to the other party. Time is of the essence of this Agreement. This Agreement is made and executed under and in all respects to be governed and construed by the laws of the State of Minnesota and the parties hereto hereby agree and consent and submit themselves to any court of competent jurisdiction situated in the State of Minnesota. If for any reason any term or provision of this Agreement shall be declared void and unenforceable by any court of law or equity it shall only affect such particular term or provision of this Agreement and the balance of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto. This Agreement may be executed in one or more counterparts each of which when so executed and delivered shall be an original, but together shall constitute one and the same instrument. All of the warranties, covenants, and representations made herein by Seller shall survive Closing and shall not merge with the delivery of the Deed to Buyer, or the earlier termination of this Agreement. All understandings and agreements heretofore had between the parties are merged into this Agreement which alone fully and completely expresses their agreement. Further, when duly executed by the parties, this Agreement supersedes and renders null and void any letter of intent or letter of understanding between the parties pertaining to the Property. This Agreement may be changed only in writing signed by both of the parties hereto and shall apply to and bind the successors and assigns of each of the parties hereto. This Agreement may be assigned or transferred by Buyer at any time without consent of Seller, to an entity organized by Buyer to acquire title to the Property at Closing, provided the assignee agrees to be bound by the terms of this Agreement. Upon such assignment, Buyer shall have no further or other obligations under this Agreement.

{Remainder of Page Intentionally Left Blank; Signature Page to Follow}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:	BUYER:

Communications Systems, Inc.	Buhl Investors LLC

By:	By:
Print Name: Mark Fandrich	Peter Deanovic
Its: Chief Financial Officer	Its: Chief Executive Officer